SCHEDULE II
      INFORMATION WITH RESPECT TO
    TRANSACTIONS EFFECTED DURING THE PAST SIXTY DAYS OR
    SINCE THE MOST RECENT FILING ON SCHEDULE 13D (1)

                                             SHARES PURCHASED        AVERAGE
                                  DATE            SOLD(-)             PRICE(2)

           COMMON STOCK-CARTER WALLACE INC

              GAMCO INVESTORS, INC.
                 4/25/01           14,000-           24.4000
               GABELLI FUNDS, LLC.
                 GABELLI SMALL CAP GROWTH FUND
                  4/25/01           15,000-           24.2004


          (1) UNLESS OTHERWISE INDICATED, ALL TRANSACTIONS WERE EFFECTED ON THE NYSE.

          (2) PRICE EXCLUDES COMMISSION.



































											April 26, 2001



Mr. Henry H. Hoyt, Jr.
Chairman Emeritus
Carter-Wallace, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Mr. Hoyt:

	In a spirit of teamwork, I want to share with the members of the
Board of Directors of Carter- Wallace, my thoughts. I am a surrogate for your shareholders, and in particular, for my clients, who are your shareholders.

My observation is that Carter-Wallace is intrinsically undervalued. I believe a restructuring of the business from an operational and financial point of view will lead to materially higher values in both the public markets, as well as in the private markets. The benefits will far outweigh any incremental risks in the shares from terminating the process of selling the company. More, importantly, a transaction along the lines detailed in today's Wall
Street Journal is not good business and makes limited sense.
Why transfer our shareholders' wealth to financial buyout groups.

I am willing to spend my own money to support a straightforward proposition. That proposition entails the following.

-	An immediate postponement of the sale of the company.

-	A $250 million stock buy-back by Carter-Wallace.

-	A splitting of the company into two parts with the appropriate management, coupled with a reduction of cost and a review of the pricing structure of the products.

I am personally available to review my thinking on this subject.

I believe that the pursuit of a sale and the transfer of wealth to financial buyers makes no sense, particularly at this time.


							Sincerely,


							Mario J. Gabelli
							Dictated, but not read

MJG/kal